OMI CORPORATION (OMM) NEWS RELEASE OCTOBER 11, 2000
                  FOR THE QUARTER ENDED SEPTEMBER 30, 2000 AND
                        AGREEMENTS TO ACQUIRE NEW VESSELS

                                                      CONTACT: FREDRIC S. LONDON
                                                                 OMI CORPORATION
                                                                  (203) 602-6789

STAMFORD CT, OCTOBER 11, 2000 - OMI CORPORATION (OMM:NYSE) today announced its release of financial results for the third quarter ended September 30, 2000. OMI reported net income of $22,375,000 or $0.38 basic earnings per share (net income of $23,807,000 or $0.40, excluding the loss on the disposal of a vessel) for the third quarter 2000 compared to a net loss of $7,119,000 or $0.17 basic/diluted loss per share for the same period in 1999. For the nine months ended September 30, 2000, the net income was $21,733,000 or $0.39 basic earnings per share compared to the net loss of $37,555,000 or $0.90 basic/diluted loss per share (including $0.07 income from the cumulative effect of the change in accounting principle) for the nine months ended September 30, 1999. Revenue of $54,855,000 for the three months ended and $122,055,000 for the nine months ended September 30, 2000 increased $29,084,000 or 113 percent and $30,771,000 or 34 percent over the three and nine months ending September 30, 1999, respectively.

For the nine months ended September 30, 2000, excluding $14,587,000 in net losses from the disposal of four product carriers, disposal of a joint venture and the write down of two other vessels to be disposed of, net income was $36,320,000 or $0.65 earnings per basic share. Included in the nine months ended September 30, 1999 net loss of $37,555,000, were losses aggregating $30,917,000, which were from the following non-recurring adjustments; the provision for loss on lease obligation of $6,229,000, losses from the write down and disposal of five older crude carriers and the sale leaseback of a Suezmax tanker aggregating $23,574,000 and losses on the write down and disposal of two joint venture investments aggregating $1,114,000. Such losses were offset by income from the cumulative change in accounting principle of $2,729,000.

The Company also reported that it had agreed to acquire from another owner a contract for one new Suezmax tanker scheduled for delivery from Daewoo Heavy Industries Ltd. in January 2001. The Company has the option to advance the delivery to November 2000. It has also entered into a letter of intent for Onomichi Dockyard Co. Ltd. to build one new 47,000 deadweight tons ("dwt") product carrier for delivery in February 2002. OMI has options to acquire two additional product carriers for delivery in 2003.

Craig H. Stevenson, Jr., Chairman, Chief Executive Officer and President of the Company commented "We are pleased that the third quarter produced strong results. This bodes well for the next two quarters, which are traditionally the strongest for tanker owners. We are also pleased to be able to acquire a new Suezmax vessel, which is a sister-ship to five of the Company's Suezmaxes, with an early delivery date. The one new product carrier and, if the Company exercises its options, two additional product carriers, will continue the process of replacing the Company's single-hull vessels with newer double hull vessels. The Company's goal to have the most efficient, safe, high quality vessels with maximum fleet utilization is becoming a reality with our market alliances, deliveries of the newbuildings and disposals of less efficient vessels."

CURRENT HIGHLIGHTS
Tanker rates continued to surge during the third quarter with record high Time Charter Equivalent revenues ("TCE") for its Suezmax fleet and the highest rates for OMI's product carriers since the 1991 gulf war. Since the majority of OMI's fleet currently operates in the spot market either directly or through pools, the Company has benefited greatly from tanker rate increases this quarter.

On October 12, 2000, the Company expects to close on its refinancing of its existing bank indebtedness and financing for its 47,000 dwt newbuilding to be delivered in November 2000, discussed further below. (See Financial Items).

During August 2000, OMI contracted to acquire from another shipowner two handymax product carriers. One vessel was delivered September 27, 2000 from the shipyard, and the other, currently under construction at Onomichi Dockyard in Japan, will be delivered to the Company in late November 2000. The first vessel commenced a two year time charter to an oil company in September and the November delivery will commence a similar two year charter to the same oil company.

On August 11, 2000, the Company sold a 29,996 dwt product carrier built in 1989.

FLEET REPORT
OMI is a major international tanker owner and operator. Currently, OMI's fleet comprises 21 vessels, including three chartered-in vessels. The fleet includes five wholly-owned Suezmaxes, three chartered-in Suezmaxes, three 66,000 dwt product tankers currently carrying crude oil, eight handysize product carriers, one handymax product carrier and one Ultra Large Crude Carrier ("ULCC"). OMI will take delivery of another handymax newbuilding in November 2000, the above-announced Suezmax in January 2001. The Company has also signed a letter of intent for one handymax product carrier to be delivered in February 2002 (and options to acquire two additional handymaxes).

The Company participates in three marketing alliances for its Suezmax, Panamax and IPC product carrier fleets. The alliances combine strengths to better serve customers by giving them more options, at the same time giving the Company cost savings and access to cargoes which it might otherwise be unable to carry. In 1998, OMI formed a joint venture, Alliance Chartering LLC ("Alliance"), with Frontline Ltd., to charter both companies' Suezmaxes. Alliance currently markets the services of approximately 40 Suezmaxes. In 1999, OMI entered into a joint venture, International Product Carriers Limited ("IPC") with Osprey Maritime Limited for midsize product tankers. IPC began operations on May 1, 1999 and currently markets the services of approximately 30 vessels. Currently, six of OMI's product carriers are operating under adjustable rate time charters with IPC. OMI also has its three Panamax tankers operating in the Star Tankers Pool, which is the largest commercial operator of Panamaxes in the world.

During the third quarter, the Company's spot market vessels (seven Suezmaxes, one ULCC, three Panamaxes and six product carriers) averaged daily TCEs (which includes waiting time) of $42,041 for Suezmaxes, $29,044 for the ULCC, $22,257 for Panamaxes and $12,774 for the product carriers on spot charters. Market rates for spot market voyages in the fourth quarter are higher than the previous quarter averages in all categories.

FINANCIAL INFORMATION
The following table summarizes OMI Corporation's results of operations for the nine and three months ended September 30, 2000 compared to the nine and three months ended September 30, 1999:

                                                                                FOR THE THREE                      FOR THE NINE
                                                                                MONTHS ENDED                       MONTHS ENDED
                                                                                SEPTEMBER 30,                      SEPTEMBER 30,
RESULTS OF OPERATIONS                                                        2000          1999               2000            1999
---------------------                                                        ----          ----               ----            ----
(In thousands except per share data)
(Unaudited)
Operating revenues (TCE revenues)                                          $  47,591      $  20,619       $ 103,836       $  70,262
Operating expenses (includes charter hire expenses)                           10,972         14,534          32,991          42,232
                                                                           ---------      ---------       ---------       ---------
Net voyage revenues                                                           36,619          6,085          70,845          28,030
Depreciation and amortization                                                  4,514          5,627          11,949          17,944
Provision for loss on lease obligation(1)                                       --             --              --             6,229
General and administrative expenses                                            2,817          2,299           8,528           7,528
Loss (gain) on disposal/write down of assets-net(2),(3)                        1,432            (92)         14,051          23,574
                                                                           ---------      ---------       ---------       ---------
Operating income (loss)                                                       27,856         (1,749)         36,317         (27,245)

Loss on disposal/write down of joint venture investments(4)                     --           (1,114)           (536)         (1,114)
Net interest expense                                                           7,074          4,010          18,310          11,668
Other-net                                                                        588           --             2,213            --
Equity (loss) in operations of joint ventures                                  1,005           (246)          2,049            (257)
                                                                           ---------      ---------       ---------       ---------

Income (loss) before cumulative effect of change in
  accounting principle                                                     $  22,375         (7,119)         21,733         (40,284)

Cumulative effect of change in accounting principle(5)                          --             --              --             2,729


Net income (loss)                                                          $  22,375      $  (7,119)      $  21,733       $ (37,555
                                                                           =========      =========       =========       =========


Basic earnings (loss) per common share before
  cumulative effect of change in accounting principle                      $    0.38      $   (0.17)      $    0.39       $   (0.97)
Basic earnings (loss) per common share                                     $    0.38      $   (0.17)      $    0.39       $   (0.90)
Diluted earnings (loss)  per common share before
  cumulative effect of change in  accounting principle                     $    0.37      $   (0.17)      $    0.39       $   (0.97)
Diluted earnings (loss) per common share                                   $    0.37      $   (0.17)      $    0.39       $   (0.90)

Weighted average shares outstanding-basic                                     59,211         41,647          55,749          41,635

Adjusted EBITDA(6)                                                         $  33,802      $   3,786       $  62,317       $  20,502

(1) The year-to-date 1999 provision for loss on vessels chartered in of $6,229,000 was a non-recurring accounting adjustment due to the lease obligation exceeding estimated future cash flows at that time.

(2)  Loss on disposal/write down of assets-net, includes a loss of $1,432,000 on the sale of a vessel in August 2000 and a loss of $4,801,000 on the sale of a  vessel  contracted  for in  March  2000  and  written  down  to its  net realizable value in the first quarter 2000. Losses  aggregating  $7,833,000 for four vessels previously  classified as assets to be disposed of, two of which were sold in the second  quarter  2000 and two of which  vessels  net realizable values were adjusted.

(3) Loss on disposal of assets-net, includes losses for five vessels held for sale at June 30, 1999 (four of which were sold in 1999) and one Suezmax vessel which was sold on June 30, 1999 in a sale/leaseback transaction.

(4) A loss from the sale of a joint venture in the first quarter 2000 of $536,000 was recorded. Loss on disposal/write down of joint venture investments during the nine months in 1999 represents the loss on OMI's sale of its 49 percent interest in White Sea Holdings Inc. of approximately
     $815,000 and a write down of its investment in OMI-Heidmar joint venture of approximately $299,000.

(5) The cumulative effect of the change in accounting principle is from recognizing voyage freight for vessels operating on voyage charters from the load-to-load basis to the discharge-to-discharge basis, effective
     January 1, 1999.

(6) Adjusted "EBITDA" represents Operating income (loss) from operations before depreciation and amortization expense, loss on disposal/write down of assets-net and lease provision. Adjusted EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of the Company's operating performance.


CONDENSED BALANCE SHEETS                                     SEPTEMBER 30,  2000      DECEMBER 31, 1999
---------------------------                                  -------------------      -----------------
(In thousands)                                                  (Unaudited)

Cash and cash equivalents                                        $ 23,625                  $  7,381
Assets to be disposed of                                           15,130                    90,996
Other current assets                                               27,680                    22,818
Vessels and other property-net                                    444,606                   291,416
Construction in progress (newbuildings)                              --                      25,340
Other assets                                                       33,984                    34,464
                                                                 --------                  --------
Total assets                                                     $545,025                  $472,415
                                                                 ========                  ========

Current liabilities                                              $ 61,724                  $ 77,239
Long-term liabilities                                             260,189                   223,410
Total equity                                                      223,112                   171,766
                                                                 --------                  --------
TOTAL LIABILITIES AND EQUITY                                     $545,025                  $472,415
                                                                 ========                  ========

RESULTS

Operating or TCE revenue, which is voyage revenue less voyage expenses, of $47,591,000 increased $26,972,000 for the three months ended September 30, 2000 compared to $20,619,000 for the three months ended September 30, 1999. TCE revenue increased $33,574,000 from $70,262,000 for the nine months ended September 30, 1999 compared to $103,836,000 the nine months ended September 30, 2000. The net increase in TCE revenue can be attributed to earnings from both the Crude and Clean fleets. OMI's Crude fleet revenues increased $24,832,000 in the third quarter 2000 compared to the same period in 1999 ($28,512,000 increase in the nine months 2000 comparatively), primarily for its Suezmax vessels operating in the spot market, OMI's ULCC vessel which began operating July 1, 2000 as a wholly owned vessel and for its Panamax vessels, which carry crude oil on adjustable time charters through a marketing pool. In addition improved TCE rates in the 2000 quarter compared to 1999 were earned by the 1998-2000 built Suezmax vessels operating in the spot market including increases in TCE revenue of $9.2 million for the third quarter 2000 and $12.9 million increases in TCE revenue for the nine months ended September 30, 2000, which were attributed to two new vessels delivered in March and May 2000. The Clean fleet revenues continued to improve in the third quarter 2000 for vessels operating under adjustable rate time charters through a marketing pool. The majority of the increases in the Clean fleet revenue, however, were earned by the two product carriers delivered in mid-1999, which operate on time charters. The other increases in revenue for IPC vessels were offset by decreases from the sale of four vessels, three in May 2000 and one in August 2000. Significant increases in bunker costs have mitigated increases in TCE revenues during the three and nine months ended September 30, 2000 in comparison to the three and nine months ended September 30, 1999. See the Market Summary for further explanations for fluctuations in spot rates.

Operating expenses (vessel expenses and charter hire expenses) decreased a net of $3,562,000 for the three months ended September 30, 2000 and $9,241,000 for the nine months ended September 30, 2000 compared to the same periods in 1999. Net decreases in operating expenses include decreases in vessel expenses of $2,893,000 for the three months and $9,340,000 for the nine months ended September 30, 2000. Decreases in vessel expenses are primarily attributable to the disposal of older crude vessels in 1999 and the disposal of the aframax and four product carriers in 2000 (decreases in these vessels exceeded the increases in vessel expense for the two new crude carriers and two products delivered in
1999), in addition to lower expenses in 2000 compared to 1999 to operate younger, more cost efficient vessels. Decreases in charter hire expense relates to a vessel which was offhire for drydock in the second quarter 2000 and reduced charter hire expense due to a non recurring adjustment recorded June 1999. Offsetting increases to charter hire expense were due to the sale/leaseback of a vessel, which began July 1999.

The following tables reflect OMI's principal operating activities:

                                                                                  FOR THE THREE                    FOR THE NINE
                                                                                   MONTHS ENDED                    MONTHS ENDED
IN THOUSANDS                                                                       SEPTEMBER 30,                  SEPTEMBER 30,
(UNAUDITED)                                                                     2000           1999            2000           1999
-----------                                                                     ----           ----            ----           ----
CRUDE FLEET:
   New Suezmaxes/ULCC:
     TCE Revenue (includes one vessel on time charter)                       $ 30,808       $  8,044        $ 58,446       $ 27,099
                                                                             --------       --------        --------       --------
     Operating Expenses                                                         2,273          2,086           6,163          5,198
     Charter Hire Expense                                                       4,027          4,696          11,578         11,479
                                                                             --------       --------        --------       --------
     Net Voyage Revenue                                                        24,508          1,262          40,705         10,422
                                                                             --------       --------        --------       --------

     Depreciation                                                               2,778          1,556           6,478          4,664
     Provision for loss on lease obligation(1)                                   --             --              --            6,229
                                                                             --------       --------        --------       --------
     Operating income (loss)                                                 $ 21,730       $   (294)       $ 34,227       $   (471)
                                                                             ========       ========        ========       ========


     Number of vessels owned(2)                                                     6              3               6              3
     Number of vessels chartered-in(3)                                              3              3               3              3
     Number of operating days                                                     828            552           1,954          1,625

   Panamaxes:

     TCE Revenue                                                             $  6,144       $  2,940        $ 14,509       $  9,163
                                                                             --------       --------        --------       --------
     Operating Expense                                                          1,206          1,746           3,945          4,530
     Charter Hire Expense                                                        --             --              --             --
                                                                             --------       --------        --------       --------
     Net Voyage Revenue                                                         4,938          1,194          10,564          4,633
     Depreciation                                                                --            1,036            --            3,108
                                                                             --------       --------        --------       --------
     Operating income                                                        $  4,938       $    158        $ 10,564       $  1,525
                                                                             ========       ========        ========       ========


     Number of vessels owned                                                        3              3               3              3
     Number of operating days                                                     276            256             822            799

   Old Suezmaxes/Aframax: (sold in 1999 & 2000)

     TCE Revenue                                                             $   --         $  1,129        $  1,077       $  9,258
                                                                             --------       --------        --------       --------
     Operating Expenses                                                          --              686             214          7,790
     Charter Hire Expense                                                        --             --              --             --
                                                                             --------       --------        --------       --------
     Net Voyage Revenue                                                          --              443             863          1,468
     Depreciation                                                                --             --              --            1,614
                                                                             --------       --------        --------       --------
     Operating Income (loss)                                                 $   --         $    443        $    863       $   (146)
                                                                             ========       ========        ========       ========


     Number of vessels owned(4)                                                  --                2               0              2
     Number of operating days                                                    --              219              82          1,095

TOTAL CRUDE FLEET OPERATING INCOME (LOSS)                                    $ 26,668       $    307        $ 45,654       $    908
                                                                             ========       ========        ========       ========

Note:  Number of operating days is net of offhire for drydock and does not include waiting days.

(1) The year-to-date 1999 provision for loss on vessels chartered in of $6,229,000 was a non-recurring adjustment.

(2) On June 30, 2000, OMI acquired a ULCC vessel from its joint venture partner. During March and May 2000, two newly built Suezmax vessels were delivered and started their first voyages in the second quarter.

(3)  On June 30, 1999, the Company completed a sale/leaseback for the COLUMBIA.

(4) Operating results in 2000 reflect adjustments to vessels sold in 1999 and results from the aframax vessel delivered to new owners in March 2000.

                                                                            FOR THE THREE                        FOR THE NINE
                                                                             MONTHS ENDED                        MONTHS ENDED
IN THOUSANDS                                                                 SEPTEMBER 30,                       SEPTEMBER 30,
(UNAUDITED)                                                              2000             1999               2000              1999
-----------                                                              ----             ----               ----              ----
CLEAN FLEET:
   Products (IPC Pool from 1999):

     TCE Revenue                                                       $ 7,589           $ 7,414           $22,232           $23,584
                                                                       -------           -------           -------           -------
     Operating Expenses                                                  2,852             4,714             9,216            12,727
     Charter Hire Expense                                                 --                --                --                --
                                                                       -------           -------           -------           -------
     Net Voyage Revenue                                                  4,737             2,700            13,016            10,857
     Depreciation                                                        1,117             2,534             3,583             7,597
                                                                       -------           -------           -------           -------
     Operating Income                                                  $ 3,620           $   166           $ 9,433           $ 3,260
                                                                       =======           =======           =======           =======


     Number of vessels owned(1)                                              6                10                 6                10
     Number of operating days                                              593               895             2,236             2,640

   Products On Time Charter:

     TCE Revenue                                                       $ 3,061           $ 1,088           $ 7,573           $ 1,088
                                                                       -------           -------           -------           -------
     Operating Expenses                                                    539               307             1,699               307
     Charter Hire Expense                                                 --                --                --                --
                                                                       -------           -------           -------           -------
     Net Voyage Revenue                                                  2,522               781             5,874               781
     Depreciation                                                          543               278             1,628               278
                                                                       -------           -------           -------           -------
     Operating Income                                                  $ 1,979           $   503           $ 4,246           $   503
                                                                       =======           =======           =======           =======


   Number of vessels owned(2)                                                3                 2                 3                 2
   Number of operating days                                                187                87               551                87

TOTAL CLEAN FLEET OPERATING INCOME                                     $ 5,599           $   669           $13,679           $ 3,763
                                                                       =======           =======           =======           =======

Note:  Number of operating days is net of offhire for drydock and does not include waiting days.

(1)  One vessel was sold in August 2000 and three vessels were sold in May 2000.
(2) One handymax vessel was delivered September 27, 2000. Two handysize vessels were delivered in July and September 1999.

MARKET SUMMARY

SUEZMAX TANKER MARKET
Tanker TCE's have recovered sharply this year as a result of increasing world oil demand at a time of very low oil inventory levels, increased crude oil seaborne volumes as OPEC reversed its 1999 production cuts and has raised oil production by 3.2 million b/d to date in 2000 and relatively high tanker scrapping activity so far this year, which offsets deliveries of new vessels, resulting in a stable tanker supply.

World oil demand is expected to increase this year. The expected increase reflects strong economic activity in industrialized areas and in the Pacific region. Specifically, among the main oil importers, there has been significant oil demand increase in the United States as a result of continued strong economic activity and in the growing economies of the Pacific region as well, due to their ongoing economic recovery from the severe financial debacle that they encountered in 1997. At the same time, world oil inventories continue at historically very low levels. Currently, commercial crude oil stocks in the three main oil consuming areas - the U.S., Western Europe and Japan - are 8.3% below a year ago level and at the lowest level in at least the last ten years.

The positive outlook for the crude tanker market is expected to continue as a result of the need for additional oil production by OPEC, beyond that announced recently, to accommodate the seasonal world oil demand gains in the winter months at a time when oil inventories are at very low levels. In addition, a relatively stable tanker supply, given the fleet age demographics and the continued focus of governments and charterers on safe, high-quality modern tonnage, coupled with the strength of the world economy and the resultant growth in demand for oil, should lead to a strong freight environment in the future.

In the U.S. market, the Company does not believe that the President's recent decision to tap the country's strategic petroleum reserves will have an impact on the demand for tankers.

PRODUCT TANKER MARKET
The product carrier market operates in a more stable rate environment than the crude oil market and has traditionally provided shipowners with a predictable stream of revenues. The product carrier market is a segment of the overall tanker market which facilitates seaborne transportation of petroleum products such as gasoline, jet fuel, kerosene, naphtha and gas oil. While crude oil tankers carry oil from production areas to refineries, product carriers move refined products from refineries to distribution points.



The product tanker market continued to improve with each quarter in 2000 and TCE's for handysize product tankers in the Caribbean reached levels not seen since the very strong product tanker market early in 1997. This was the result of continued strong oil demand growth in the Atlantic region at a time that oil product inventories, especially stocks for the seasonal distillates, were very low, and the modest product tanker fleet increase so far this year.

The Company believes that product carrier demand will continue to increase in the foreseeable future. First, world oil demand is expected to increase at a higher rate compared to the second half of the 1990's. Additionally, the major oil consuming areas- North America, Western Europe and Asia- have a shortage of refinery capacity, while Latin America, Africa and the Middle East have a surplus. Furthermore, refinery capacity is expanding in the Middle East and Latin America while the shortage of refinery capacity in the major oil consuming areas is expected to persist. Finally, there have been some fundamental changes in the pattern of product trades toward longer-haul movements.

FINANCIAL ITEMS
Net interest expense increased $3,064,000 for the three months ended September 30, 2000 and $6,642,000 for the nine months ended September 30, 2000 compared to the three and nine months ended September 30, 1999. The increases were primarily due to interest expense on additional borrowings to finance a portion of the two Suezmax and two product carrier newbuildings delivered in 1999 and 2000.
Capitalized interest was reduced corresponding with the delivery of the new ships. Additionally, interest margins increased as a result of the refinancing of debt in February 2000, which will decrease with the amended financing in October. As of September 30, 2000, OMI was in compliance with its financial covenants.

On October 12, 2000, OMI expects to close on its refinancing of its debt in an aggregate amount of $310 million, which includes the financing of the handymax newbuilding to be delivered in November 2000. The amended credit facility reduces interest margins, does not require the disposal of assets, reduces operating restrictions and provides financing for the November handymax newbuilding. Amendments also include principal payments of $40 million per annum for the first two years and $25 million per annum for the following three years with a balloon payment at maturity.

Equity (loss) in operations of joint ventures increased $1,251,000 for the three months ended September 30, 2000 and $2,306,000 for the nine months ended September 30, 2000 compared to the three and nine months ended September 30, 1999. OMI participated in one vessel-owning joint venture, which operated a ULCC vessel until June 30, 2000 when OMI acquired the joint venture company from its partner. Rates for the ULCC vessel increased during the first half of 2000 compared to the nine months ended September 30, 1999.

FORWARD LOOKING INFORMATION
This release contains certain forward-looking statements. These statements are based on management's current expectations and observations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning these statements and other matters is contained in the Company's periodic filings with the Securities and Exchange Commission.

OMI Corporation has made arrangements to use the service of DeraCom for its earnings presentation which is scheduled for October 18, 2000 at 2:00 p.m. Conference participants should call 1-800-633-8638, and the international number is 609-450-1027. There will be a recorded playback available after the teleconference call for two weeks after the original call. The toll free number is 1-800-835-2663 and 609-896-8185 for international playbacks.